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                                                                    Exhibit 99.2

                              PLATO LEARNING, INC.
                          Q4 FY 2004 PRE RELEASE SCRIPT
                                NOVEMBER 10, 2004

JOHN MURRAY
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Good afternoon, this is John Murray, Chairman, President and CEO of PLATO
Learning.

Before we begin, let me first remind you that any forward-looking statements made by PLATO Learning are subject to the risks and uncertainties as outlined in the Company's annual report as filed on Form 10-K for our fiscal year ended October 31, 2003 and our latest Form 10-Q for the quarter ended July 31, 2004.

The content of this conference call contains time-sensitive information that is accurate only as of November 10, 2004. This call is the property of PLATO Learning, Inc. Any redistribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning, Inc. is strictly prohibited.


Earlier today we issued two press releases. One provided updated guidance regarding our Q4 and fiscal year 2004 revenues and operations. The second announced the resignation of Greg Melsen, who has served as the Chief Financial Officer of PLATO Learning since February of 2002. Greg is with me today for this conference call as are Larry Betterley, our new Vice President and CFO and Steve Schuster, our Vice President and Treasurer.

I will address both topics today, as well as discuss the recent resignation of Rob Kilgarriff, our former Executive Vice President of Sales and Marketing.

Before addressing these personnel changes, let me begin by sharing my observations regarding expected Q4 operating results.

OPERATIONS
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As stated in the press release, we expect our revenues for the fourth quarter to be in the range of $41 to $43 million, which is below our expectations. The lower than expected revenues, the gross margin impact of revenue mix shifts and a higher than projected consolidated effective tax rate will also cause our net earnings for the quarter to be less than expected, with fiscal year pre-tax earnings expected to be near break-even.

When analyzing our preliminary Q4 results, you should conclude that this was another relatively solid quarter for us, as compared to the industry and our peers, as well as year over year.


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Our revenue growth for the quarter should be in the range of 8% to 13% as compared to the proforma revenues reported by the combined PLATO Learning and Lightspan entities in the three months ended October 31, 2003. This is significant, especially as compared to at least four other K-12 providers that have recently reported quarterly revenue percentage declines of mid single digits to almost 20%. Our out-performance of the market this quarter is similar to last quarter when one of our direct competitors announced its third consecutive quarter of revenue declines in excess of 20%. The frequency and extent of revenue declines experienced by other companies in our space illustrates the cautiousness that decision-makers still have regarding funding status. There remains concern regarding continuing softness in the K-12 sector.

We have stated in recent quarterly conference calls that we see the funding situation to be slowly improving. This observation remains true. Federal funds seem to be flowing more freely, but not at expected rates. State economic conditions also seem to be improving, but their slow, steady recovery has not yet translated into significantly more dollars being devoted to education.

Although these conditions are slowly improving, they continue to cause educators to be cautious. Administrators are being subjected to greater scrutiny in making purchasing decisions, often being required to obtain more extensive and higher levels of approval.

We also continue to see a shift from perpetual license sales to subscription sales and an on-going trend of transactions that contain a variety of products and services. These are important trends that are detrimental to immediate revenue recognition, but important to the long-term prospects of the Company. Evidence of these trends can be seen in our deferred revenue position, which at October 31 is again expected to be greater than the July 31, 2004 and pro forma October 31, 2003 balances.

We have also addressed most of the procedural and internal issues that hindered us in the third quarter and continue to make progress with other financial metrics. You should again see positive improvement in our accounts receivable metrics when we report our October 31 balance sheet. And we will also show our second consecutive quarter of significant cash generation. Cash and marketable securities were in excess of $45 million at October 31, up over $14 million from our July 31, 2004 balances, and substantially more than the $28 million of cash and marketable securities we had at October 31, 2003 or the $22 million we had on hand just six months ago, at April 30, 2004.

For the second consecutive quarter, we expect to report the largest quarterly revenues in the Company's history. We continue to demonstrate our ability to grow revenues faster than market growth and have done so in an ongoing tough market. Our pretax earnings growth over pro-forma 2003 will show the strength of our operational leverage.

I would now like to address the two recent changes in our senior management team.

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SALES & MARKETING
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First, Rob Kilgarriff resigned as Executive Vice President of Sales & Marketing at PLATO Learning shortly after our fiscal year end.

I have come to know Rob very well during the last few years and commend him for his drive and energy in re-shaping our sales organization and significantly improving our productivity statistics - with the full support of our field sales organization. Rob deserves a lot of credit for helping PLATO out-perform our competition in a continually tough environment.

We will immediately begin an outside search for a candidate to assume leadership of the Sales and Marketing functions. In the interim, Michael Hill, a long-time PLATO Learning employee who is responsible for K-12 sales, and Ric Ferrentino who is responsible for Post-Secondary Sales, will report directly to me.

While I'm very disappointed to see Rob leave, I understand his reasons and wish him and his family the very best for the future. But changes such as this also provide opportunity. I am confident we will attract a top-notch leader for this position and view this as chance to further energize and advance our sales prominence in our industry.

CHIEF FINANCIAL OFFICER
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Greg Melsen, our Vice President, Chief Financial Officer, has also resigned. As stated in today's press release, he intends to accept a similar position at a Minneapolis-based life sciences company with which he has a prior professional relationship.

While also disappointed that Greg is leaving PLATO Learning, I fully understand his reasons as well and wish him and his family the best for the future. I am pleased to say that Greg has left the company in better standing than when he joined us and thank him for his contributions. We are fortunate that Greg is willing remain with us for a number of weeks to assist in transitional activities.

We are also privileged to be able to attract experienced business people such as Larry Betterley, who has served as our Vice President, Finance and Chief Accounting Officer since he joined PLATO Learning. We have appointed Larry to the additional role of Chief Financial Officer. He has previously been CFO at two other publicly-held companies. Larry has earned tremendous respect within the Company in a very short period of time. I am confident he will also be well-received by the investment community.

I would now like to ask Greg to say a few words.


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GREG MELSEN
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I am deeply grateful to you and the other members of PLATO Learning's executive team and all of its employees. I am appreciative of the opportunity to spend almost three years with the Company and will leave will great memories and hopefully some long-term friends and business associates. I have also thoroughly enjoyed working with our investors and the investment community. My hope is that the investment community found helpful our quest for continual improvement in our operations, in our financial reporting and in our discussion and analysis. The match between the Company's needs and my experience and talents seemed good. I have learned a lot and, hopefully, contributed in excess of the benefits I received.

I am also proud of our accomplishments during this time. In my opinion, the Company is much stronger today because it is driven by a strategic vision and plan. The financial performance is improving and better than our industry peers. Despite excitement for my new opportunity, I continue to believe in the Company and its prospects and thank you for the chance to be part of PLATO Learning and your Executive Team.

JOHN MURRAY
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Greg, I totally agree with your observations. We will always strive for continuous improvement and are confident that we are building a business with market dominance and ultimately, greater predictability.

Through our strategies and operational accomplishments, have come solid revenue growth and improved earnings. The following summary illustrates this statement:

     o First, our fiscal year revenues are expected to be in the range of $140 to $142 million. This represents 8% to 9% growth versus the $130 of proforma revenues PLATO Learning and Lightspan generated in the twelve months ended October 31, 2003.

     o Second, proforma, pretax losses for the two entities were approximately $20 million for fiscal 2003. We have improved pretax earnings to around break-even.

     o Finally, we have grown cash and investments by $17 million during the year to $45 million. This means we generated cash of about $0.70 per share during the year and further means we have about $2.00 per share of cash and marketable securities on hand.

The advancement of our year over year metrics is noteworthy, especially in a soft market and compared to the performance of our peers.


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Although there remains uncertainty regarding funding timing and status in the near-term, we remain optimistic regarding the medium and long-term. We continue to believe our business model is sound and among the best in the business. While we take very seriously our performance related to expectations, we also believe a good measure is how PLATO Learning performs against others in the education space and over the long term. In that regard, we continue to be one of the pace-setters. We are gaining market share, have solid top-line growth, improving net earnings, a strong balance sheet and the broadest and deepest offering of instructional computer-based products and services to the education industry. Our future is very bright.

We will provide more specific analysis during our regularly scheduled fourth quarter conference call on December 2. At that time we also will give additional commentary regarding general market conditions and provide more guidance regarding fiscal 2005, including an update of our previous guidance when we envisioned fiscal 2005 revenue growth of around 10% versus fiscal 2004 revenues.

We appreciate your patience, understanding and support and are now available to answer your questions. Thank you.


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